Exhibit 10.25

SUN NATIONAL BANK

CHANGE IN CONTROL SEVERANCE AGREEMENT

Amended and Restated

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) entered into this 18th day of December, 2008 (“Effective Date”), by and between Sun National Bank (the “Bank”) and Bradley J. Fouss (the “Executive”).

WHEREAS, the Executive is currently employed by the Bank as Senior Vice President, and is experienced in all phases of the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Executive if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, each party, intending to be legally bound, does hereby agree, as follows:

1. Employment. The Executive is employed in the capacity as Senior Vice President of the Bank. The Executive’s employment shall be for no definite period of time and the Executive or the Bank may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by the President of the Bank. The Executive shall render such administrative and management services to the Bank and the Sun Bancorp, Inc., the parent bank holding company (“Company”) as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive’s other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank and the Company.

2. Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending one year thereafter (“Term”). Additionally, as of each October 15th, thereafter, the Term of this Agreement shall be extended for an additional period such that the Term of the Agreement as of such date of extension shall be for a new one-year period thereafter; provided, however, such Term shall not be automatically extended as of October 15th of any given year if the Board shall give the Executive written notice not later September 1 immediately prior to such October 15th date that the Board has made a determination by an affirmative vote of not less than a majority of the members of the full Board then in office that such Agreement shall not be extended thereafter absent a future affirmative determination and resolution of the Board of Directors that the Term of such Agreement shall be extended beyond the then in effect expiration date of such Agreement. The Term shall refer to the initial Term or any subsequent extension of such Term thereafter.

3. Termination of Employment in Connection with or Subsequent to a Change in Control.

(a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive’s employment with the Bank during the Term of this Agreement within 18 months following any Change in Control of the Company or Bank, absent termination for Just Cause, Executive shall be paid an amount equal to the product of (1.50) times the Executive’s aggregate taxable compensation paid by the Company and the Bank as reported, or to be reported, on the IRS Form W-2, box 1, or IRS Form 1099 for the most recently completed calendar year ending on, or before, the date of such Change in Control (which compensation amount for such year shall be annualized if during such year such term of employment is less than for the full calendar year). Said sum shall be paid by the Bank to the Executive in one (1) lump sum not later than the date of Executive’s termination of service.

In addition, the Executive and his dependents shall be eligible to continue coverage under the Bank’s (or its successor’s) medical and dental insurance reimbursement plans similar to that in effect on the date of Termination of Employment for a period of not less than 18 months following the date of such Termination of Employment at the participants’ election and expense.

Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Company shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and thereby subject the Executive to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to (i) the sale of all, or a material portion, of the assets of the Company or the Bank; (ii) the merger or recapitalization of the Company or the Bank whereby the Company or the Bank is not the surviving entity; (iii) a change in control of the Company or the Bank, as otherwise defined or determined by the Office of the Comptroller of the Currency or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or the Bank by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 3(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the Term of this Agreement within 18 months following a Change in Control of the Company or Bank, and Executive shall thereupon be entitled to receive the payment described in Section 3(a) of this Agreement, upon the initial occurrence, or within 90 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing:

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material diminution in the budget over which the Executive retains authority;

(iv) the Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive’s primary office as of the date of the signing of this Agreement; or

(v) any other action or inaction that constitutes a material breach by the Bank of this Agreement.

The provisions of this Section 3(b) shall survive the expiration of this Agreement occurring after a Change in Control.

Notwithstanding the foregoing, in the event that the Executive gives notice to the Bank with respect to his Termination of Employment in accordance with Section 3(b), the Bank will have a period of 30 calendar days following notice from the Executive during which period the Bank may remedy the condition giving rise to such right to terminate employment. In the event that the Bank shall, in good faith remedy such circumstances giving rise to such right to terminate employment within such 30 day period, such notice of Termination of Employment shall be deemed withdrawn and not be deemed effective and the Bank shall not be required to pay the amount due to the Executive under Section 3(a) with respect to such event.

4. Other Changes in Employment Status. Except as provided for at Section 3, herein, the Board of Directors may terminate the Executive’s employment at any time with or without Just Cause within its sole discretion. This Agreement shall not be deemed to give the Executive any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Executive at any time. The Executive shall have no right to receive compensation or other benefits for any period after Termination of Employment with or without Just Cause. Termination for “Just Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulatory having regulatory authority over the Bank or Company, or a material breach of any provision of the Agreement

5. Regulatory Exclusions.

(a) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC ‘1828(k) and any regulations promulgated thereunder.

(b) This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Section 409A, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section 409A.

(c) Notwithstanding anything herein to the contrary, if and to the extent termination payments under Section 3 shall constitute deferred compensation within the meaning of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder, and if the payment under Section 3 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee within the meaning of Section 409A of the Code and regulations promulgated thereunder, then the payment of such termination payments that constitute deferred compensation under Section 409A shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provide that distributions of deferred compensation (within the meaning of Code Section 409A) to a Specified Employee that are payable on account of Termination of Employment may not commence prior to the six (6) month anniversary of the Executive’s Termination of Employment (or, if earlier, the date of the Executive’s death). Amounts that would otherwise be distributed to the Executive during such six (6) month period but for the preceding sentence shall be accumulated and paid to the Executive on the 185th day following the date of the Executive’s Termination of Employment.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

(d) Notwithstanding the six-month delay rule set forth in Section 5(c) above:

(i) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 5(d) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Section 3; and

(ii) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 5(d) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Section 3.

(e) To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Bank of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

6. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment of severance benefits if he or she accepts other compensation for employment with another entity.

7. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b) The Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

8. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

9. Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.

10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Bank shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator that the Executive’s claim has merit, whether or not the arbitrator finds in favor of the Executive. The provisions of this Section 11 shall survive the expiration of this Agreement occurring after a Change in Control.

12. Non-Disclosure. Executive will not, during or after the Term of this Agreement, directly or indirectly, disseminate or disclose to any person, firm or entity, except to his or her legal advisor, the terms of this Agreement without the written consent of the Bank.

13. Release in Favor of the Company and the Bank . If the Executive is due to receive a payment by the Bank in accordance with Section 3 of this Agreement upon a Termination of Employment, the Executive shall within 35 calendar days of such Termination of Employment, execute and deliver to the Bank a full release in favor of the Company, the Bank, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Bank; (ii) cover all actual or potential claims arising from the Executive’s employment with the Company, the Bank, their respective affiliates and subsidiaries, and the termination of such employment with all such entities; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Notwithstanding the foregoing, such release shall not apply to (i) earned but unpaid salary, (ii) rights to vested benefits under employee benefit plans, (iii) rights to benefits as a former employee (including but not limited to insurance continuation and/or conversion rights under group medical, life and disability insurance plans), (iv) rights to continuing coverage under directors’ and officers and other errors and omissions insurance as well as rights to indemnification under applicable charter and by-law provisions or corporate policy; (v) rights in respect of outstanding stock options that are exercisable following termination of employment in accordance with the terms of such options, (vi) rights as a shareholder or customer of the Company, the Bank or any affiliate and (vii) rights under this Agreement.

14. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede any prior agreements with respect to the matters set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

SUN NATIONAL BANK

By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer

EXECUTIVE

By:	/s/ Bradley J. Fouss
Bradley J. Fouss

ADDENDUM TO CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS ADDENDUM (the “Addendum”) to the Change in Control Severance Agreement (the “Agreement”), dated December 18, 2008, by and between Sun National Bank (the “Bank”) and Bradley J. Fouss (the “Executive”) is effective as of December 20, 2012 (the “Addendum Effective Date”) as follows:

1. Section 3(a) of the Agreement shall be amended by replacing the last sentence of the first paragraph in its entirety to provide as follows:

“Said sum shall be paid by the Bank to the Executive in one (1) lump sum as of the Payment Date, as that term is defined at Section 13 herein.”

2. Section 13 of the Agreement shall be amended by the addition at the end of Section 13 of the following:

“Notwithstanding anything herein to the contrary, such payments due in accordance with Section 3 herein shall be made to the Executive by the Bank on the date which is sixty (60) days following the date of Termination of Employment (such date being referred to as the “Payment Date”); provided that the Executive shall have executed and delivered to the Bank the release required in accordance with Section 13 herein and all permissible revocation periods have lapsed without being exercised by the Executive as of such Payment Date. If the release requirements at Section 13 have not been satisfied by the Executive as of such Payment Date, then the obligations of the Bank to make the payments in accordance with Section 3 herein to the Executive shall be nullified at such time.”

Except as otherwise set forth in this Addendum, all of the other provisions of the Agreement (as incorporated herein to the Addendum by reference) shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this Addendum to be executed by its duly authorized officer and the Executive has signed this Addendum, each as of the 20th day of December, 2012, each such party intending to be legally bound thereby.

SUN NATIONAL BANK

By:	/s/ Thomas X. Geisel
Thomas X. Geisel President and Chief Executive Officer

EXECUTIVE

By:	/s/ Bradley J. Fouss
Bradley J. Fouss